Exhibit 10.2

MUTUAL SEPARATION AGREEMENT AND RELEASE OF CLAIMS

This Mutual Separation Agreement and Release of Claims (“Agreement”) is between HF Sinclair Corporation (“HFS”), HollyFrontier Corporation, Holly Logistic Services, L.L.C., HollyFrontier Payroll Services, Inc. and Holly Energy Partners, L.P. (“HEP”), on behalf of themselves and their respective parents, subsidiaries, and affiliates (collectively the “Company”), and me, Richard L. Voliva III. By signing this Agreement, I am agreeing to release all claims against the
Company, and promising not to sue the Company in the future, all as described in more detail below. In exchange for my agreements and promises, the Company has agreed to pay me Separation Benefits (set forth on Attachment A) which I understand I would not receive unless I sign and do not timely revoke this Agreement. I acknowledge and agree to the following:

1.Separation. I understand that my final day of active employment with the Company will be on my Separation Date set forth on Attachment A, which attachment is part of this Agreement. All salary and other benefits will cease at that time, except as otherwise provided in this Agreement.

2.Separation Benefits. I understand that I am being separated from the payroll and that I have been offered Separation Benefits (set forth on Attachment A) in exchange for signing and complying with the terms of this Agreement. This payment is subject to taxes and customary withholdings and will be paid within the time period set forth on Attachment A. I understand that payment will cease upon my breach of any part of this Agreement.

3.Waiver of Claims. I realize that there are various local, state, and federal laws, both statutory and common law, that may apply and/or relate to my employment with the Company. I understand that, among other things, these laws prohibit employment discrimination on the basis of race, color, religion, sex, sexual orientation, gender identity or expression, marital status, national origin, ancestry, citizenship status, age, disability, protected medical condition as defined by applicable state or local law (cancer or genetic characteristics), pregnancy, childbirth and related medical conditions, genetic information, veteran status or any other characteristic protected by applicable federal, state or local law, and that these laws are enforced through the courts and agencies such as the Equal Employment Opportunity Commission (EEOC), Department of Labor (DOL), and state human rights, wage and hour and fair employment practices agencies.

Such laws include, but are not limited to, federal and state wage and hour laws, including the Fair Labor Standards Act (FLSA), federal and state whistleblower laws, federal and state leave laws, including the Family and Medical Leave Act (FMLA), federal and state anti-discrimination and other laws, including Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, as amended (ADEA), the Employee Retirement Income Security Act, 29 U.S.C. 100l, et seq. (ERISA) (excluding COBRA), 42 U.S.C. Section 1981, the Worker Adjustment and Retraining Notification (WARN) Act, the Equal Pay Act, the Americans with Disabilities Act (ADA), the Vietnam Era Veterans Readjustment Assistance Act, the Fair Credit Reporting Act, the Occupational Safety and Health Act (OSHA), the Sarbanes-Oxley Act of 2002 (SOX), the Texas Commission on Human Rights Act (a/k/a Chapter 21 of the Texas Labor Code), the Immigration Reform and Control Act, and any other federal or state employment laws, as each may be amended from time to time.

By signing this Agreement, I, on behalf of myself and anyone who may have the legal right to make claims on my behalf, release the Company, and its respective directors, officers, representatives, agents and employees, and any of the Company’s successors or predecessors, affiliates, or parent, subsidiary and related companies (collectively referred to as “Releasees”) from any and all claims, known or unknown, including claims for attorneys’ fees and costs,
Separation Agreement and Release of Claims – Voliva

which relate to, or arise out of, my employment or separation from the Company. I understand that, subject to the limitations set forth in paragraph 4 below, I am giving up all statutory, common law or contract claims and rights, including those that I am not currently aware of and those not mentioned in this Agreement, up to and through the date that I sign and deliver this Agreement to the Company. If any claim is not subject to release, I waive, to the extent permitted by law, any right or ability to be a class or collective action representative or to opt-in and/or otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which the Company or any other Releasee identified in this Agreement is a party.

4.Certain Actions Not Prohibited. I understand that this Agreement does not prohibit or prevent me from filing a charge or participating, testifying, or assisting in investigations, hearings, or other proceedings conducted by the EEOC or the NLRB, or a similar agency enforcing federal, state or local anti-discrimination laws. However, to the maximum extent provided by law, I agree that if such an administrative claim is made to an anti-discrimination agency, I shall not be entitled to any individual damages, money, or other personal benefits as a result of such charge, investigation or proceeding. In addition, I understand that nothing in this Agreement, including, but not limited to, the release of claims nor the confidentiality clause, prohibits me from a) reporting possible violations of law (including securities laws) to any government agency or entity, including to the U.S. Congress, the U.S. Department of Justice, the U.S. Securities and Exchange Commission or any agency Inspector General; b) making disclosures protected under federal whistleblower laws; or c) otherwise fully participating in any federal whistleblower programs, including any such programs managed by the U.S. Securities and Exchange Commission and/or the Occupational Safety and Health Administration. This Agreement does not prohibit or prevent me from receiving individual monetary awards or other individual relief by virtue of participating in such whistleblower programs. Furthermore, I understand, and the Company hereby acknowledges and agrees, that this Agreement does not prevent me from exercising my rights, if any, to a) vested benefits under any pension or savings plan or deferred compensation plan; b) COBRA benefits under Section 601-608 of ERISA; c) receive pay for accrued but unused vacation; d) any right to my base salary through my Separation Date; and/or (e) enforce the terms of this Agreement.

5.Legal Action and Legal Fees. I understand that I must pay the Company’s legal fees if I sue the Company for any claims released under this Agreement or otherwise break my promises in this Agreement. I understand that I do not have to pay the Company’s legal fees under this paragraph, and that I will not be penalized in any way, if I challenge only my waiver and/or release of age discrimination claims under the Age Discrimination in Employment Act (ADEA). In the event I bring legal action against the Company seeking to enforce my right to payment of the Separation Benefits, the prevailing party in such legal action will be entitled to recover its reasonable attorneys’ fees and costs from the other party.

6.Cooperation. I agree, upon the Company’s request, to reasonably cooperate in any Company investigation, arbitration and/or litigation regarding events that occurred during my employment with the Company. I understand that the Company will compensate me for any reasonable expenses I incur as a result of such cooperation, as long as I request such compensation in advance and in writing.

7.Certain Obligations. I understand that after my Separation Date, I continue to be bound by my other obligations and promises to the Company, including, but not limited to, the obligations contained in the Company’s Code of Business Conduct and Ethics (the “Code”), any intellectual property agreements signed by me and any confidentiality or non-solicitation agreement contained in any equity-based compensation award, except as specifically modified by this Agreement. I also understand that this Agreement does not, however, limit me from
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providing information to the U.S. Securities and Exchange Commission and/or the Occupational Safety and Health Administration as part of a whistleblower action and/or a report of possible violation(s) of any federal securities law.

I affirm my obligation to the Company not to disclose to any third party non-public Company information. I understand that this paragraph shall not apply to information that is required to be disclosed by law or to information provided to a government agency or entity acting in its official capacity.

8.Return of Property. In accordance with my existing and continuing obligations to the Company (including those obligations arising under the Code and any confidentiality, intellectual property and/or other agreements that I have previously signed), I agree that, except as otherwise agreed to with the Company, I have returned or will immediately return to the Company, within five days of my execution of this Agreement, all Company property, including building passes, credit cards, keys, telephones, company files, documents, records, computer access codes, computer programs, instruction manuals, business plans, and other property that I received, prepared, or helped to prepare in connection with my employment with the Company. I also agree that I will not keep and have not kept any copies, duplicates, reproductions, computer disks, or excerpts of any confidential or proprietary Company materials, documents or trade secrets.

9. Confidential Information. I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Proprietary Information (defined below), unless an officer of the Company authorizes me to do so in writing. I will obtain the Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work while at the Company and/or that incorporates any Proprietary Information. I reaffirm that all Proprietary Information that I may have prepared or acquired during my employment is the sole property of the Company. The term “Proprietary Information” means and includes all confidential and/or proprietary knowledge, data or information of the Company, including trade secrets, inventions, ideas, processes, formulas, data, programs, know-how, improvements, discoveries, developments and designs and techniques. It also includes business information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, prices and costs, suppliers and customers as well as information regarding the identity, skills and compensation of other employees of the Company.

10. Statements Concerning the Company. I agree to refrain from publishing any oral or written statements about the Company or its directors, officers, employees, consultants, agents or representatives that (a) are slanderous, libelous or defamatory, or (b)  place the Company or any of its directors, officers, employees, consultants, agents or representatives in a false light before the public. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings). A violation or threatened violation of this prohibition may be enjoined by the courts. The rights afforded to the Company under this provision are in addition to any and all rights and remedies otherwise afforded by law.

11.Update Social Media Sites. Within five days following my Separation Date, I will update any social networking sites, including, but not limited to, Twitter, Facebook, and LinkedIn, to indicate that I am no longer employed by or affiliated with the Company.

12.Non-solicitation. I agree that from and after the date I receive this Agreement and for one (1) year after my Separation Date, I will not, either directly or through others, (a) solicit or
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attempt to solicit, or assist any other person in soliciting, any employee of the Company to end his or her relationship with the Company; (b) recruit, hire or attempt to recruit or hire, or assist any other person in recruiting or hiring, any employee of the Company for a competing business; or (c) solicit, or assist any other person in soliciting, any consultant, vendor, contractor or customer of the Company, with whom I had contact or whose identity I learned as a result of my employment with the Company, to materially diminish or alter its relationship with the Company. I also will not provide the names or any other information about any employees of the Company to any person, recruiter or competing business. I understand and agree that for purposes of this Agreement, a customer is any person or entity to which the Company has provided goods or services at any time during the two (2) year period before my Separation Date.

13.Non-Competition. Throughout my employment, the Company provided me with access to its Proprietary Information. I acknowledge and agree that I will know the Competitors as of the Separation Date. Further, I acknowledge and agree that I have voluntarily agreed to the covenants set forth in this Paragraph 13. I further agree and acknowledge that the limitations and restrictions set forth herein, including geographical and temporal restrictions on certain competitive activities, are reasonable in all respects and not oppressive, shall not cause me undue hardship, and are material and substantial parts of this Agreement intended and necessary to prevent unfair competition and to protect the Company’s Proprietary Information, goodwill and substantial and legitimate business interests.

a.I agree that for a twelve (12) month period following my Separation Date, I will not, without the prior written approval of the Chief Executive Officer of the Company, directly or indirectly, for myself or on behalf of or in conjunction with any other person or entity of any nature:

i. Directly or indirectly own, manage, operate, join, become an officer, director, employee or consultant of, or otherwise be affiliated with any Competitor in the Market Area; or

ii. Appropriate any Business Opportunity of, or relating to, the Company located in the Market Area.

b.The covenants in this Paragraph 13, and each provision and portion hereof, are severable and separate, and the unenforceability of any specific covenant (or portion thereof) shall not affect the provisions of any other covenant (or portion thereof). Moreover, in the event any arbitrator or court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which such arbitrator or court deems reasonable, and this Agreement shall thereby be reformed.

c.For purposes of this Paragraph 13, the following terms shall have the following meanings:

i.“Business Opportunity” shall mean any commercial, investment or other business opportunity relating to the Company.

ii.“Competitor” shall mean any direct competitor to the Company’s refinery business, which shall include the refining of petroleum regardless of the end product (whether gasoline, diesel fuel, jet fuel, specialty lubricant products, specialty and modified asphalt or other refined products) as of the Separation Date.
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iii.“Market Area” shall mean the United States and Canada.

14.Applicable Law. The laws of the State of Texas apply to this Agreement.

15.Enforceability. This Agreement is valid, even if any section or term is not enforceable. In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be unenforceable under the governing law, the rest of the Agreement shall continue to apply.

16.Waiver of Right to a Trial by Jury. I understand that pursuant to this Agreement, I am giving up my right to a trial by jury. The Company also waives its right to a trial by jury. However, I recognize and agree that the Company may seek to enforce the provisions contained in Paragraphs 9, 10, 12 and 13 through injunctive relief and/or damages, in a court of competent jurisdiction.

17.Successors and Assigns. This Agreement is binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company and their successors and assigns.

18.Entire Agreement. This Agreement contains the entire agreement between the Company and me concerning the separation of my employment, except as set forth in Paragraph 7 above. In deciding to sign this Agreement, I am not relying on any statements or promises except those found in this Agreement. Except as set forth in Paragraph 7 above, this Agreement replaces any prior agreements between the Company and me dealing with the same subjects.

19.Consultation with an Attorney. The Company has advised me to consult with an attorney, at my own expense, before signing this Agreement, and I have had the opportunity to do so.

20.Reaffirmation. If asked by the Company to re-execute and reaffirm my obligations under this Agreement (including the release of claims) on or after my Separation Date, I agree to do so as one of my obligations under this Agreement and as a condition of receiving the Separation Benefits set forth on Attachment A.

21.Consideration and Cancellation of this Agreement. I understand that, pursuant to the Older Workers Benefit Protection Act of 1990 (OWBPA), I have the right to consult an attorney at my own expense before signing this Agreement, and the Company has advised me to consult an attorney; I have at least twenty-one (21) calendar days from the date I receive this Agreement to consider the Agreement before signing it; I may change my mind and cancel the Agreement within seven (7) calendar days after signing it; and that the Agreement shall not go into effect until then. If I decide to cancel this Agreement, I understand that the Company must receive written notice of my decision before the seven (7) calendar day period expires. I must provide that notice to the HR Contact identified on Attachment A before the time period expires.

22.MMSEA. I have not, as of today, incurred any medical expenses as a Medicare beneficiary, and am not aware of any medical expenses that Medicare has paid on my behalf and for which the Company may be liable.

23.Mediation and Arbitration. With the exception of any alleged violation of Paragraph 9, 10, 12 or 13 of this Agreement, any other controversy, dispute or claim arising out of or relating to this Agreement or its breach will first be settled through good faith negotiation. If the dispute cannot be settled through negotiation, we agree to attempt in good faith to settle the dispute by mediation administered by JAMS. If we are
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unsuccessful at resolving the dispute through mediation, we agree to binding arbitration administered by JAMS pursuant to its Employment Arbitration Rules & Procedures and subject to JAMS Policy on Employment Arbitration Minimum Standards of Procedural Fairness. Judgment on the award may be entered in any court having jurisdiction.

24.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one or same instrument. Electronic copies of signatures shall be deemed to be original.

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BY SIGNING THIS AGREEMENT, I STATE THAT: (A) THE COMPANY ADVISED ME TO CONSULT AN ATTORNEY, AT MY OWN EXPENSE, AND THAT I HAVE HAD AN OPPORTUNITY TO CONSIDER THIS, BEFORE SIGNING THIS AGREEMENT; (B) I UNDERSTAND THAT IN ORDER TO RECEIVE THE SEPARATION BENEFITS UNDER THIS AGREEMENT, I MUST SIGN AND RETURN THIS AGREEMENT NO LATER THAN TWENTY-ONE (21) DAYS AFTER I RECEIVE IT; (C) I UNDERSTAND THAT I HAVE SEVEN (7) DAYS TO REVOKE THIS AGREEMENT AFTER SIGNING IT, PURSUANT TO PARAGRAPH 21 ABOVE; AND (D) THIS AGREEMENT IS WRITTEN IN A CLEAR AND STRAIGHT-FORWARD MANNER, THAT I UNDERSTAND ITS TERMS, AND THAT I HAVE MADE A VOLUNTARY DECISION TO SIGN IT.

Agreed to and accepted by, on this 15th     day of September    , 2022.

    EMPLOYEE:

    /s/Richard L. Voliva III
    Richard L. Voliva III

Agreed to and accepted by, on this 15th     day of September    , 2022.

    HF Sinclair Corporation
    HollyFrontier Corporation
    HollyFrontier Payroll Services, Inc.
    Holly Logistic Services, L.L.C.

    /s/Michael C. Jennings
    Michael C. Jennings
    Chief Executive Officer

    Holly Energy Partners, L.P.
    By: HEP Logistics Holdings, L.P.
    By: Holly Logistic Services, L.L.C.

    /s/Michael C. Jennings
    Michael C. Jennings
    Chief Executive Officer

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ATTACHMENT A

Employee Name:             Richard L. Voliva III

Job Title:     Executive Vice President and Chief Financial Officer of HF Sinclair Corporation
                    President of Holly Logistic Services, L.L.C.

Separation Date:     September 15, 2022

Local HR Contact:    Dale Kunneman

Separation Benefits

The payment (and continued payment) of the benefits described in this section are conditioned upon your execution, and non-revocation of this Separation Agreement and Release of Claims, and upholding the covenants of the Agreement.

Separation Pay:    $715,000

The Separation Pay will be paid by HFS in monthly installments of $59,583.33 per month and paid over a twelve (12) month period beginning on the eighth day following the date of your execution of this Agreement (and only if you have not revoked this Agreement within the seven-day period described in Paragraph 21 of this Agreement) and then each month thereafter. The Separation Pay will be reported on a Form W-2 and is subject to taxes and other withholdings. Breach of this Agreement will forfeit any continued payment of the Separation Pay.

Additional Separation Pay:        $100,000

The Additional Separation Pay will be paid within 30 days of the execution of this Agreement (and only if you have not revoked this Agreement within the seven-day period described in Paragraph 21 of this Agreement). The Additional Separation Pay will be reported on a Form W-2 and is subject to taxes and other withholdings.

Bonus:

You will receive a bonus from each of HFS and HEP based on your service during the current performance period for your position at each company. The bonus for both HFS and HEP will be 150% of your target resulting in a bonus of $965,250 to be paid by HFS and a bonus of $600,000 to be paid by HEP. The bonuses will be payable to you within 30 days of the execution of this Agreement and reported on a Form W-2 and are subject to taxes and other withholdings.

Vesting of Long-Term Incentive Awards:

Restricted Stock Units
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On the eighth day following the date of your execution of this Agreement (and only if you do not revoke this Agreement within the seven-day period described in Paragraph 21 of this Agreement), you will become fully vested in, and the restrictions will lapse on, the following awards of restricted stock units granted to you by HFS and shall be payable in shares of common stock of HFS:

Grant Date        Restricted Stock Units that Vest
November 13 2019        4,257
November 10, 2020        11,538
November 9, 2021        8,158
Performance Share Units

On the eighth day following the date of your execution of this Agreement (and only if you do not revoke this Agreement within the seven-day period described in Paragraph 21 of this Agreement), you will become fully vested in, and the restrictions will lapse on, the following performance share units granted to you by HFS and shall be payable in shares of common stock of HFS:

Grant Date        Performance Stock Units that Vest
November 13 2019        15,033
November 10, 2020        25,780
November 9, 2021        8,158

You acknowledge that the performance share units are being settled at 100% target (in the amounts set forth above), and you will not be entitled to any additional shares based on certification of the performance goals set forth in the applicable award agreement by the Compensation Committee at a later date.

Phantom Units

On the eighth day following the date of your execution of this Agreement (and only if you do not revoke this Agreement within the seven-day period described in Paragraph 21 of this Agreement), you will become fully vested in, and the restrictions will lapse on, the following awards of phantom units granted to you by HEP and shall be payable in common units of HEP:

Grant Date        Phantom Units that Vest
October 29, 2020        14,956

General

Settlement of these restricted stock units, phantom units and performance units set forth above will be subject to tax withholdings and reported as income on a Form W-2. All remaining unvested restricted stock units, phantom units and performance share units will be forfeited.
Unconditional Benefits

COBRA Coverage:
If you wish to participate in COBRA, and to the extent you are otherwise eligible, you have 60 days from the termination of your current health benefits to make your election. You will be solely responsible for making a timely COBRA election and for paying all COBRA premiums in a timely manner. Please note that COBRA rates may change, and that the Company reserves the right to modify or replace benefit plans.
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You will receive in the mail from TaxSaver after your Separation Date, documents describing the COBRA health benefits available to you.  You will need to review the documents and elect COBRA during your eligible enrollment period if desired. If you elect to continue health benefits through COBRA, it will be your responsibility to pay the required premiums in a timely manner.
Life Insurance and Accidental Death and Dismemberment Coverage:
The Prudential Life and AD&D products/coverage may be converted from group to individual coverage. To do so, you must apply directly to the insurance provider within thirty days after you lose coverage. Forms to convert to an individual policy will be mailed to you by Prudential.

Accrued and Unused Vacation Time:
You will receive from HFS the cash value of any accrued and remaining unused vacation as of your Separation Date, which will be payable to you and reported on a Form W-2, subject to taxes and other withholding, within thirty days after your Separation Date.

401(k) Plan:
If you are a participant in the 401(k) Retirement Plan, the applicable plan rules will govern your options with respect to managing your account balance and/or receiving distributions, as applicable, under the plan. You may also contact Principal at 1-800-547-7754 if you have any general questions concerning options after retirement.

Non-Qualified Deferred Compensation Plan:
As a participant in the Non-Qualified Deferred Compensation Plan, the irrevocable election you have previously made regarding the treatment of your account balance at the time of retirement will govern the treatment of your account balance. You may also contact Principal at 1-800-999-4031 if you have any general questions concerning options after retirement.

Taxes:
All amounts payable will be subject to all applicable tax withholdings.

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